TEKINSIGHT.COM ADJUSTS CLASS A WARRANTS AND COMPLETES PRIVATE PLACEMENT



APRIL 10, 2001

PRESS RELEASE

IRVINE, Calif.--(BUSINESS WIRE)--April 10, 2001--TekInsight.com, Inc. (Nasdaq:
TEKS)(Nasdaq:TEKSW)(Nasdaq: TEKSP) announced today that the exercise price of the company's publicly traded Class A Warrants has been reduced from $3.30 per share of common stock to $2.00 per share of common stock. The Class A Warrants expire on Dec. 17, 2005. The company currently has 1,707,875 Class A Warrants outstanding.

TekInsight.com, Inc. also announced today that it has completed private placements of its common stock for aggregate gross proceeds of $1.9 million.

About TekInsight

TekInsight helps governments operate more efficiently and transforms the way they interact with their constituents. The company's comprehensive Government Transformation Methodology includes consulting, infrastructure planning and deployment, application development, legacy integration and support. TekInsight's ePluribus (TM) Software Suite is comprised of custom and modular e-government applications that enable governments to process tax and violation payments, licenses, parks & recreation management, deeds and more online and in real-time. TekInsight competes in the e-government space shared with companies such as Govconnect.com (Nasdaq:REGI), National Information Consortium, Inc. (Nasdaq:EGOV), ezgov.com and Carta, Inc.

TekInsight's ProductivIT(TM) suite of Internet-based applications is a completely customizable IT support enhancement tool designed to aid in the diagnosis and resolution of hardware and software application issues in any size environment. TekInsight competes in the e-support space shared with companies such as Previo, AnswerTeam.com, Pcsupport.com, Myhelpdesk.com and
Rightanswers.com.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that certain statements in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors. Such uncertainties and risks include, among others, certain risks associated with the operation of the company described above, government regulation, and general economic and business conditions. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements

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contained herein should not be regarded as representations by
TekInsight.com, or any other person that the projected outcomes can or will be achieved.



CONTACT: TekInsight
Linda Wise, 949/955-0078 Ext. 115
lwise@tekinsight.com